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    [GRAPHIC]                                                      [GRAPHIC]


For Release
August 21, 1998

RCT-049-898

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
RELTEC Contacts:  Scott Fine                           Sherri Kightlinger
                  Vice President, Finance              Manager, Corporate Communications
                  RELTEC Corporation                   RELTEC Corporation
                  440-460-3728                         440-460-3741
                  fines@rct.relteccorp.com             kightlin@rct.relteccorp.com

PFS Contact:      Andrew Knott
                  Vice President, Sales and Marketing
                  Position Fiber Systems
                  609-222-1288
                  aknott@positronfiber.com
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             RELTEC TO COMMENCE TENDER OFFER FOR ALL OUTSTANDING
                    POSITRON FIBER SYSTEMS COMMON SHARES
                     IN US$200 MILLION CASH TRANSACTION


Cleveland, OH--August 21, 1998--RELTEC Corporation (NYSE: RLT) and Positron Fiber Systems Corporation (PFS) (NASDAQ:PFSCF, ME/TSE:PFS) today jointly announced that RELTEC has commenced its tender offer to purchase all of the outstanding common shares of PFS for US$13.625 per share in cash. The aggregate value of the transaction is approximately US$200 million. RELTEC and PFS jointly announced on August 11, 1998, that they had entered into a definitive merger agreement. The Boards of Directors of both companies have approved the transaction.

PFS' Board of Directors has unanimously recommended that PFS' shareholders accept the RELTEC offer and tender their shares into the offer. Positron Inc., PFS' largest shareholder, has agreed to tender shares representing approximately 27 percent of PFS' outstanding shares into the offer. NationsBanc Montgomery Securities LLC and Griffiths McBurney & Partners, the financial advisors to PFS, have delivered opinions to PFS' Board of Directors that the offer is fair from a financial point of view to the shareholders of PFS. All of the directors and officers of PFS who hold or control PFS common shares have indicated to the PFS Board of Directors their intention to accept the offer.

The formal offer is being mailed to PFS' shareholders today, Friday, August 21, 1998. The tender offer will remain open for acceptance until 12:00 midnight, Eastern Time, September 11, 1998, unless withdrawn or extended. The success of the offer is conditioned upon, among other things, the tendering of shares representing at least 66-2/3 percent of PFS' common shares on a fully diluted basis.

"We're very pleased with the opportunity this merger presents to advance our position in providing access systems to telecommunications carriers worldwide," said Dudley P. Sheffler, President and Chief Executive Officer of RELTEC. "We are eager to finalize

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this combination as we expect it to have a positive impact on both organizations' customers, shareholders and employees."

The dealer manager for the tender offer is J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. in the United States. The depositary for the tender offer is CIBC Mellon Trust Company. D.F. King & Co., Inc. is acting as information agent in the United States. Questions concerning the tender offer may be directed to J.P. Morgan Securities Canada Inc. in Canada at 416-981-9159 or to D.F. King & Co. in the U.S. at 800-758-5880.

The merger will be consummated following the successful completion of the public tender offer for the common shares of PFS. RELTEC expects the acquisition of PFS to close either late in the third quarter or during the fourth quarter of 1998.

Established in 1995, PFS is a leading manufacturer of innovative telecommunications equipment for high reliability and critical service applications. PFS provides solutions for the SONET and SDH broadband access markets with its Positron OSIRIS-TM- family of broadband access multiplexers, Positron MIST-TM- SONET transmultiplexers and Positron OSIRIS-VUE-TM- network management systems. OSIRIS provides carriers with a flexible platform designed for both central office and customer premise applications and provides modular expansion from OC3 (155Mbps) to OC48 (2.5Gbps) in the field. Positron OSIRIS' unique size, ease of installation, price and features allow carriers to reduce the costs of broadband service provision while providing them with a cost-effective delivery vehicle for new service offerings. Additional information is available on PFS' website at www.positronfiber.com.

RELTEC is a leader in the design, manufacture and sale of a broad range of telecommunications systems, products and services. Its Access Systems, Integrated Wireless Solutions and Network Components and Services are sold to wireline and wireless service providers and OEMs around the globe. RELTEC operates manufacturing plants in North America, Europe, Asia/Pacific and Latin America with over 5,900 employees worldwide. Additional information is available on the Company's website at www.relteccorp.com.

                                     # # #

The statements contained in this press release that are not historical facts are to be considered forward-looking statements. These forward-looking statements involve many risks and uncertainties, including but not limited to, rapid technological change, the importance of new products, uncertain markets for RELTEC's systems and products, unpredictable sales cycles, competition, a changing regulatory environment, customer concentration and numerous other risks which have been set forth in documents filed by the Company with the Securities and Exchange Commission. The Company advises the reader of these statements that actual results or conditions may differ materially from those set forth herein.